Exhibit (h)(10)


                         MARSICO CAPITAL MANAGEMENT, LLC

December 31, 2008


Board of Trustees
Marsico Investment Fund
1200 17th Street, Suite 1600
Denver, Colorado 80202

Re:   Expense Reimbursements

Dear Board Members:

      This letter will confirm our intent that, in the event the annualized ratio of total ordinary operating expenses (excluding taxes, interest, Acquired Fund(1) fees and expenses, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments) to average daily net assets of the Marsico Focus Fund, the Marsico Growth Fund, the Marsico 21st Century Fund, the Marsico International Opportunities Fund, the Marsico Flexible Capital Fund and the Marsico Global Fund (the "Funds") calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds the percentage set forth below, Marsico Capital Management, LLC ("MCM") will waive fees or reimburse that Fund's expenses in the amount of such excess:

Fund                                             Expense Limit
----                                             -------------

Focus Fund                                             1.60%
Growth  Fund                                           1.50%
21st Century Fund                                      1.50%
International Opportunities Fund                       1.60%
Flexible Capital Fund                                  0.75%
Global Fund                                            1.60%

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(1)   The Funds may, from time to time, invest in affiliated or unaffiliated money market funds or other investment companies such as exchange-traded funds (ETFs). Such underlying investments collectively are referred to herein as "Acquired Funds."

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Board of Trustees
Marsico Investment Fund
Page 2 of 3


      MCM shall be entitled to obtain reimbursement from a Fund of any fees previously waived and/or expenses previously reimbursed by MCM with respect to that Fund pursuant to this arrangement, if such reimbursement by the Fund does not cause the Fund to exceed existing expense limitations and the reimbursement is made within three years. Reimbursement to MCM from a Fund of any fees waived or expenses reimbursed shall apply first to MCM waivers or expense payments made during the earliest available fiscal year for the Fund, and thereafter apply in order to MCM waivers or expense payments made during each consecutive fiscal year thereafter.

      MCM's undertaking to waive fees and reimburse expenses as stated above may not be terminated prior to December 31, 2009. Thereafter, however, MCM's undertaking is voluntary and therefore may be terminated or modified by MCM with respect to one or more of the Funds, upon giving fifteen (15) days prior notice to the Funds and their administrator; provided, however, no such modification will be made in a manner inconsistent with the terms of the current prospectus.

      The foregoing expense limitation supersedes any prior agreement regarding expense limitations. It is an annual, not monthly, expense limitation. The expense limitation shall be based on the fiscal years of the Funds. Consequently, if the amount of expenses accrued during a month is less than the expense limitation, the following shall apply: (i) MCM shall be reimbursed by the respective Fund(s) in an amount equal to such difference, but not in an amount in excess of the total fee waivers and/or expense reimbursement payments previously made during the year; and (ii) to the extent reimbursements to MCM are not made pursuant to (i), the Fund(s) shall establish a credit to be used currently or in the future, subject to the terms outlined in this letter, to reimburse MCM, and to reduce future fee waivers and/or expense reimbursement payments by MCM.

      MCM authorizes the Funds and their administrator to reduce MCM's monthly advisory fee to the extent necessary to effectuate the limitations stated above. In the event accrued expenses exceed the limitations stated above after the reduction in MCM's advisory fee, we authorize the Funds and their administrator to invoice MCM monthly for the difference. MCM will pay to the Funds any such amounts promptly after receipt of an invoice.

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Board of Trustees
Marsico Investment Fund
Page 3 of 3


MARSICO CAPITAL MANAGEMENT, LLC

By:   /s/ Steven R. Carlson
      ---------------------
      Steven R. Carlson
      Executive Vice President and Chief Compliance Officer


                                        ACKNOWLEDGED:
                                        MARSICO INVESTMENT FUND


                                        By:   /s/ Christopher J. Marsico
                                              --------------------------
                                              Christopher J. Marsico
                                              Vice President and Treasurer